United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):December 15, 2021

West Bancorporation, Inc.
(Exact Name of Registrant as Specified in Charter)

Iowa	000-49677	42-1230603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 22nd Street
West Des Moines, Iowa 50266
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 222-2300

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, no par value	WTBA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2021, West Bancorporation, Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) and related promissory note (the “Promissory Note”) with National Exchange Bank & Trust (the “Lender”). The Agreement provides for the Lender to make a term loan to the Company in the amount of $40.0 million (the “Term Loan”). The Term Loan matures on February 5, 2027 (the “Maturity Date”).

The Agreement provides for a floating interest rate equal to the Wall Street Journal Prime Rate plus -1.000% and floor of 2.250% per annum. The Company can prepay the Term Loan in whole or in part at any time; provided, however, that any prepayment in whole or in part pursuant to a refinancing with another institution is subject to a prepayment premium as described in the Agreement.

Under the terms of the Agreement, the Company is required to pay quarterly payments of interest on the unpaid principal balance of the Term Loan. The Company is required to make quarterly principal payments beginning on May 5, 2023. All unpaid principal of and accrued interest on the Term Loan is due and payable on the Maturity Date.

The obligations of the Company under the Agreement are secured by a first priority security interest in all of the capital stock of the Company’s subsidiary bank, West Bank (the “Bank”), pursuant to a Commercial Pledge Agreement, dated as of December 15, 2021, between the Company and the Lender (the “Pledge Agreement”).

The Agreement, the Promissory Note, and Pledge Agreement contain customary representations, warranties, and covenants for a term loan, including certain financial covenants and capital ratio requirements. The financial covenants in the Agreement include, among others, covenants requiring that (a) the Bank maintain minimum Common Equity Tier 1 Capital of at least $250,000,000, (b) the Company’s Total Risk Based Capital Ratio must be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution, (c) the Bank’s Tier 1 Leverage Ratio, Tier 1 Risk Based Capital Ratio and the Bank’s Total Risk Based Capital Ratio must be at least that percentage as the applicable regulatory agency may establish of a “well-capitalized” institution and (d) the Bank must maintain a minimum of 1.00% return on assets, on a trailing twelve months basis.

The Agreement, the Promissory Note, and the Pledge Agreement also provide for certain events of default, including, among other things, payment defaults, breaches of representations and warranties and bankruptcy or insolvency proceedings, the occurrence of which, after any applicable cure period, would permit Lender, among other things, to accelerate payment of all amounts outstanding under the Agreement and the Promissory Note, as applicable, and to exercise its remedies with respect to the shares of capital stock of the Bank subject to the Pledge Agreement.

The foregoing descriptions of the Agreement, the Promissory Note, and the Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, the Promissory Note, and the Pledge Agreement, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

10.1	Credit Agreement, dated as of December 15, 2021, by and between West Bancorporation, Inc. and National Exchange Bank & Trust

10.2	Promissory Note, dated as of December 15, 2021, made by West Bancorporation, Inc., to and in favor of National Exchange Bank & Trust

10.3	Commercial Pledge Agreement, dated as of December 15, 2021, by and between West Bancorporation, Inc. and National Exchange Bank & Trust

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2022	West Bancorporation, Inc.

	By:	/s/ Jane M. Funk
	Name:	Jane M. Funk
	Title:	Executive Vice President, Treasurer and Chief Financial Officer